Exhibit 95.1
Mine Safety Disclosure
The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).
Mine Safety Information. Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the U.S. mining operator must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA inspector(s) assigned.

The following table details the violations, citations and orders issued to us by MSHA during the quarter ended June 30, 2019:

Mine(a)	Section 104 S&S Citations(#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Proposed Assessments(b) ($, amounts in dollars)	Mining Related Fatalities (#)
Ottawa, IL	—	—	—	—	—	$—
Mill Creek, OK	1	—	—	—	—	548	—
Pacific, MO	—	—	—	—	—	—	—
Berkeley Springs, WV	—	—	—	—	—	—	—
Mapleton Depot, PA	—	—	—	—	—	667	—
Kosse, TX	—	—	—	—	—	—	—
Mauricetown, NJ	—	—	—	—	—	—	—
Port Elizabeth, NJ	—					—
Columbia, SC	—	—	—	—	—	—	—
Montpelier, VA	—	—	—	—	—	129	—
Rockwood, MI	—	—	—	—	—	—	—
Jackson, TN	—	—	—	—	—	—	—
Dubberly, LA	—	—	—	—	—	—	—
Hurtsboro, AL	—	—	—	—	—	129	—
Sparta, WI	—	—	—	—	—	258	—
Voca, TX	—	—	—	—	—	—	—
Peru, IL	—	—	—	—	—	—	—
Utica, IL	—	—	—	—	—	129	—
Tyler, TX	2	—	—	—	—	—	—
Festus, MO	—	—	—	—	—	—	—
Seagraves, TX	—	—	—	—	—	—	—
Lamesa, TX	2	—	—	—	—	1,879	—
Crane County, TX	—	—	—	—	—	—	—
Jackson, MS	—	—	—	—	—	—	—
Middletown, TN	—	—	—	—	—	—	—
Clark, NV	—	—	—	—	—	—	—
Lovelock, NV	9	—	—	—	1	57,156	—
Fernley, NV	1	—	—	—	—	—	—
Vale, OR	1	—	—	—	—	—	—
Fowlkes Mine, MS	—	—	—	—	—	—	—
Hazen Mine, NV	—	—	—	—	—	—	—
Popcorn Mine, NV	—	—	—	—	—	—	—
Colado Mine, NV	—	—	—	—	—	—	—
Celatom Mine, OR	—	—	—	—	—	—	—
Cheto Mine - AZ	—	—	—	—	—	—	—

(a)
The definition of mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools and minerals preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine. MSHA assigns an identification number to each mine and may or may not assign separate identification numbers to related facilities such as preparation facilities. We are providing the information in the table by mine rather than MSHA identification number because that is how we manage and operate our mining business and we believe this presentation will be more useful to investors than providing information based on MSHA identification numbers.

(b)	Represents the total dollar value of proposed assessments from MSHA under the Mine Act relating to any type of citation or order issued during the quarter ended June 30, 2019.
Pattern or Potential Pattern of Violations. During the quarter ended June 30, 2019, none of the mines operated by us received written notice from MSHA of (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act or (b) the potential to have such a pattern.
Pending Legal Actions. There were 63 legal actions pending before the Federal Mine Safety and Health Review Commission (the "Commission") as of June 30, 2019, each of which is a contest proceeding filed by us to challenge a citation or order issued by MSHA under the Mine Act and includes 11 contests challenging Section 104 S&S citations. During the quarter ended June 30, 2019, no legal actions were instituted and 12 legal actions were resolved. Citation, order and proposed fine totals for EP Minerals sites include enforcement activities commenced prior to the acquisition. The Commission is an independent adjudicative agency established by the Mine Act that provides administrative trial and appellate review of legal disputes arising under the Mine Act.